Contact:	Tabrina Davis ComEd Media Relations 312-394-3500
ComEd Submits Modified Rate Stabilization Proposal to ICC
Adjustments provide greater flexibility for customers; reflects the input of parties to the case
CHICAGO (August 29, 2006) — ComEd today offered modifications to its rate stabilization proposal now before the Illinois Commerce Commission (ICC). The proposal, first submitted by ComEd on May 23, is designed to ease the impact of 2007 residential rate increases by phasing in the increases over three years. The adjustments to the proposal respond to concerns expressed by stakeholders, such as the ICC staff and the Citizens Utility Board, in recently filed rebuttal testimony. The ICC, which must approve any plan, will rule on ComEd’s proposal in the next few months.
The modifications ComEd has proposed include an “opt-in” feature to give customers the choice about whether to participate in the program or not. Previously, ComEd proposed an “all in” program. As proposed, customers could enroll in the program by mailing a signed form to ComEd. Those enrolling prior to March 22, 2007, are assured of receiving program credits on the April 2007 bill. The sign-up window, as proposed, runs through August 22, 2007.
The amount of the proposed cap has been modified as well. Under the plan, customers choosing to participate would see average residential rate increases capped at 10 percent in 2007, 2008 and 2009. Costs that exceed the cap would be deferred and charged to customers over the following three years, 2010 to 2012. ComEd originally proposed a residential rate increase cap of 8 percent, 7 percent and 6 percent in 2007, 2008 and 2009, respectively but increased in response to other parties. The increased cap will lower the amount to be deferred, financed and collected later, a key concern of several parties to the case. ComEd has proposed a 6.5 percent annual carrying charge to finance the deferral plan.
“We have considered the positions of other parties to this process and have modified our plan in response to the input and concerns of other parties,” said Anne Pramaggiore, senior vice president, regulatory affairs, ComEd. “We believe this rate stabilization program is the best way to help residential customers transition to market rates. The added features are workable for ComEd and provide greater flexibility to our customers.”
Electricity rates are rising across the country, largely due to increases in energy sources used to power electric generating plants. Since 1997, Illinois residential rates have been reduced 20 percent and frozen through 2006. Starting in 2007, ComEd’s costs to buy wholesale electricity will increase after new electricity contracts are established through an ICC-approved competitive procurement process planned for September.
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ComEd

Today, ComEd’s average residential rates are comparable to or lower than those of most major U.S. cities, including Boston, New York, Los Angeles, San Francisco, Philadelphia and Detroit. The average rate for the top 10 metropolitan areas is 38 percent higher than ComEd’s average residential rate, and the national average residential rate is 11 percent higher than ComEd’s.
Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. ComEd provides service to approximately 3.7 million customers across Northern Illinois, or 70 percent of the state’s population.